SE Financial Corp.

                                                           FOR IMMEDIATE RELEASE
                                                          Contact: Pamela M. Cyr
                                               President/Chief Executive Officer
                                                                  (215) 468-1700



                  ST. EDMOND'S FEDERAL SAVINGS BANK TO OPEN NEW
                       NEIGHBORHOOD BRANCH BANKING OFFICE


     Philadelphia,  Pennsylvania,  March 6, 2006 - SE  Financial  Corp.  (OTCBB:
SEFL) (the "Company"), the holding company for St. Edmond's Federal Savings Bank (the "Bank"), announced today that the Bank will open its newest Neighborhood Banking Office in Deptford, New Jersey.

Pamela M. Cyr, President and Chief Executive Officer, stated "Following the recent successful openings of our Roxborough and Ardmore Neighborhood Banking Offices, we are eagerly anticipating the expansion of our geographic network in South Jersey. St. Edmond's Federal Savings Bank has consistently offered competitive products and superior personal service since 1912. With our new full-service Neighborhood Banking Office in Deptford, area residents and businesses put off by excessive fees and impersonal service from the national banks will soon enjoy a new brand of banking at St. Edmond's FSB."

The introduction of our Deptford location is an additional testament to the Bank's commitment to growth and expansion in high opportunity markets. The planned Deptford Branch is the Bank's third DeNovo location following recent successful openings in Ardmore, PA and the Roxborough section of Philadelphia and is the latest achievement of several key strategic initiatives for St.
Edmond's Federal Savings Bank including deposit and loan growth and the completion of a stock repurchase plan.

         SE Financial Corp. is the holding company for St. Edmond's Federal Savings Bank, a federally chartered stock savings institution with four Neighborhood Banking Offices serving South Philadelphia, Roxborough and Ardmore, Pennsylvania and Sewell, New Jersey.

         Statements contained in this news release, which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.